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EXHIBIT 10.9

                                                                VELOCITY
                                                         PRODUCT SOLUTIONS, INC.


October 30, 2003


Mr. Blaine Froats
Chairman & CEO
Alternate Energy Corporation
3325 North Service Road, unit 104
Burlington, Ontario L7N 3G2 VIA EMAIL                               CONFIDENTIAL

Dear Blaine,

RE:  LETTER OF ENGAGEMENT FOR EXPANDED EXECUTIVE MANAGEMENT SERVICES

As per our meeting last night, this document proposes our working arrangements for a twelve (12) month contract, effective immediately (October 31, 2003 through to October 30, 2004), between Corbee Dutchburn, Lyle Goodis (Velocity Product Solutions Inc. (VPSI) and Alternate Energy Corporation (AEC).

It is understood and acknowledged that together, we will be acting as:

o    Corbee Dutchburn (President & C.O.O.)

o    Lyle Goodis (Executive V.P.)

It is understood by all concerned that Corbee and Lyle will not hold the title or position of Directors of Alternate Energy Corporation.

Our firm will now be responsible for:

A)   Executive Management:

     1) Develop and manage the strategic direction, business model, marketing, sales/licensing and production/manufacturing plans for AEC to achieve its objectives,

     2) Work together as active, core members of the Management Team with the existing senior executives (i.e. Blaine Froats, Sean Froats and Jason Froats). This AEC Management Team will regularly develop and review strategies, present and decide/establish policies, processes, procedures on all key initiatives and company directions, and be responsible for the effective daily operations and execution of the to be completed Business Plan for the company, both for internal/administrative and external areas.



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     3)   Manage the daily marketing planning and execution, communications, strategic alliances (including sales), production, testing/certification and technical resources (people, suppliers and budgets). Continue to develop, manage and execute:

B)   Marketing and Communications:

     1. Undertake and complete Market Studies and Analysis for AEC's new hydrogen technology, to determine which markets and organizations to target, in what priority by segment, R.O.I. and geographic potential, how and when to market to them and with what messaging and marketing tools,

     2. Incorporate and develop a detailed Strategic Marketing Plan and Action Plan for the commercial launch of this new technology and/or products, as part of AEC's development of the full Business Plan,

     3. Develop new products and services surrounding the initial Hydrogen production product (i.e. Hydrogen Installation & Services Teams, new detection devices etc.), in order to fuel the growth of AEC,

     4. Assemble and manage a database of key industry contacts (including existing non-investor AEC contacts in Business Development, New Markets, Media etc),

     5. Manage the communications for the company, including Public & Media Relations for key business markets (working with Jason and Sean Froats, managing the Investor Relations functions, handled by Suzanne Brydon)

C)   Engineering, Production and Operations:

     1. In alignment with the Marketing Strategy, manage the product design development process,

     2. Develop and manage the execution of the complete Manufacturing and Operations Plan, examining all key options for production.

PROPOSED COMPENSATION FOR SERVICES:

AEC shall pay for these expanded senior management services by Lyle Goodis and Corbee Dutchburn with the granting of 225,000 new shares (value of U.S. $1.48/each as of October 29/2003) of completely free trading, voting common stock (current symbol: ARGY) to each of Corbee Dutchburn and Lyle Goodis, at no cost. Upon the acceptance of this Engagement Letter, AEC shall order these stock certificates from the Transfer Agent, to be transferred to us within one (1) week of signing.

As per the verbal discussions on October 29/03, once the first level of funding for AEC is secured, we agree to re-visit this entire Agreement (within 30 days of this secured funding), including consideration of a monthly Management Services cash Fee paid to VPSI, and/or Stock Options, in addition to these requested Common Shares.


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TERMS:

1. This Agreement, our performance, the Compensation and Terms will be reviewed at six month intervals from the date of signing of this Agreement.

2. AEC will fully disclose and make available upon the written approval of this document for planning purposes all relevant background data, product testing and technology reports, budgets, any available business plans, documents/notes and all relevant contacts and information to assist Corbee and Lyle in undertaking achieving the goals of this project.

3. As per the September 24/03 signed AEC Non-Disclosure Agreement, Corbee Dutchburn and Lyle Goodis will keep confidential all information derived from the work and agree not to use or disclose any such information except:

     a)   for the purposes of this Agreement,

     b) unless the information is publicly available or becomes publicly available through no fault of VPSI, or

     c)   as otherwise permitted by AEC in writing.

4. Any potential strategic associates and/or suppliers will sign an AEC Non-Disclosure, Non-Use and Non-Compete Agreement.

5. Results of any evaluations, studies and/or Business Plans that Corbee Dutchburn and/or Lyle Goodis develop are the sole property of AEC.

6. Indemnification: Corbee Dutchburn, Lyle Goodis and VPSI will not be held liable or responsible for punitive damages or claims of any kind, claimed by anyone against AEC, its owners or affiliates, or claims by AEC against VPSI based on the client-approved materials or supplied data, and/or VPSI recommendations.

7.   Any applicable GST and PST taxes are extra.

8. All required travel expenses including airfare, accommodations, per diems, car rental, etc. are extra and billable to AEC. Expense Estimates will be sent for AEC approval for any required travel/production/out of pocket expenses. Expense invoices are due for payment within 15 days of invoice date.

9. All parties shall have a thirty (30) day cancellation clause, and may cancel for any reason with any outstanding expenses due to Corbee Dutchburn and/or Lyle Goodis, to be reimbursed by AEC within 30 days.

Upon review and acceptance of this proposal, please sign one copy (see below) and fax this to our attention at your earliest convenience (VPSI fax # 416-482-9017).


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Blaine, thank you again for your confidence and for this great, challenging opportunity to help grow the AEC business, to realize its maximum potential.

We look forward to a very successful, long term relationship.


Sincerely,

/s/ LYLE GOODIS                    /s/ CORBEE DUTCHBURN
Lyle Goodis                        Corbee Dutchburn


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                    ACCEPTANCE OF THIS LETTER OF ENGAGEMENT
                       Accepted entirely as written above.



                                             Date:
---------------------------------                  -------------------
Mr. Blaine Froats
Chairman & CEO
Alternate Energy Corporation
3325 North Service Road, unit 104
Burlington, Ontario, Canada L7N 3G2
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